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                Turbodyne Announces Financial Relations Agreement
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Carpinteria,  California  -  November  13,  2001  - Turbodyne Technologies, Inc.
[TRBD] announced today that it has entered into a comprehensive financial-relations agreement with Lanzet Global Securities Corporation, a New York-based company.

Under the terms of the agreement, Lanzet Global will seek to raise up to $10 million in equity capital from institutional investors in the United States, Europe and Asia. Lanzet will also assist Turbodyne in its efforts to arrange for trading of the company's stock on the Bulletin Board and other markets and exchanges, will prepare research reports on the company and will introduce the company to institutional and other potential sources of financing.

Turbodyne cautioned that there is no assurance the agreement will produce equity investments or other forms of financing for the company. It said capital was being sought to finance research and development as well as intensive efforts to commercialize both existing and newly acquired product lines in which it will now be free to engage as a result of termination of its joint-development agreement with Honeywell.

Turbodyne recently commenced an antitrust action against Honeywell charging that the latter used the joint-development agreement to suppress the Turbodyne technology. Turbodyne's existing TurbopacTM and DynachargerTM technology and its newly acquired TurboAirTM and TurboRamTM regulate and supplement the air supply in internal combustion engines, both gasoline and diesel powered, in order to increase power and eliminate pollution.

The agreement with Lanzet Global was negotiated by Peter Kitzinski, General Manager of Turbodyne Europe GmbH, and Stanley Lanzet.


Turbodyne Technologies' headquarters is located in Carpinteria, California and its European office is in Frankfurt, Germany.


This  release  contains  forward-looking statements as defined in Section 21E of
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the  Securities Exchange Act of 1934, including statements about future business
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operations,  financial  performance  and market conditions. Such forward-looking
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statements  involve  risks  and  uncertainties  inherent  in business forecasts.
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Contact:
Laura  Ricci  -  (805)  684-4551